The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2024

Pricing Supplement No. 2024-USNCH21123 to Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated March-----, 2024

Citigroup Global Markets Holdings Inc. $ ----- Buffer Absolute Return Securities

Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due On or About September 22, 2025

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Buffer Absolute Return Securities (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of West Texas Intermediate light sweet crude oil futures contracts (the “underlying commodity”) from the initial commodity price to the final commodity price (the “commodity return”).  If the final commodity price is greater than the initial commodity price, the issuer will repay the stated principal amount of the securities at maturity plus a return equal to the commodity return.  If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity plus a return equal to the absolute value of the commodity return (the “contingent absolute return”).  However, if the final commodity price is less than the downside threshold, the issuer will pay less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying commodity in excess of the buffer of 28.50%.  Investing in the securities involves significant risks.  You may lose up to 71.50% of your initial investment.  The securities do not pay interest. The contingent absolute return, any contingent repayment of the stated principal amount and the buffer apply only if you hold the securities to maturity.  Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor.  If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates[1]

❑	Growth Potential — If the final commodity price is greater than the initial commodity price, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the commodity return.
❑	Contingent Absolute Return with Contingent Repayment of Principal at Maturity — If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity plus a return equal to the contingent absolute return. The contingent absolute return and any contingent repayment of the stated principal amount apply only if you hold the securities to maturity.
❑	Buffered Downside Exposure — If the final commodity price is less than the downside threshold, the contingent absolute return feature will not be available and the issuer will pay less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying commodity in excess of the buffer. You might lose up to 71.50% of your initial investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Strike date	March 19, 2024
Trade date	March 21, 2024
Settlement date	March 26, 2024
Final valuation date[2]	September 17, 2025
Maturity date	September 22, 2025
[1] Expected [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING COMMODITY, SUBJECT TO THE BUFFER AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE UP TO 71.50% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Buffer Absolute Return Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts. Any return at maturity will be determined by the performance of the underlying commodity. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below. The initial commodity price and downside threshold were set on the strike date.

Underlying Commodity	Bloomberg Ticker*	Initial Commodity Price	Downside Threshold	Buffer	CUSIP/ ISIN
West Texas Intermediate Light Sweet Crude Oil Futures Contracts	CL1	$83.47	$59.68, 71.50% of the initial commodity price	28.50%	17331N558 / US17331N5582

*The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price of the underlying commodity will be determined as described under “Indicative Terms” in this pricing supplement.

See “Additional Terms Specific to the Securities” in this pricing supplement.  The securities will have the terms specified in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not futures contracts and are offered pursuant to an exemption from regulation under the Commodity Exchange Act. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$	$	$
(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the trade date will be at least $9.104 per security, which will be less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $0.15 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.85 per security. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities for $9.85 per security. UBS will receive an underwriting discount of $0.15 per security for each security it sells. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the securities.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to the trade date.  The applicable agent will notify you in the event of any material changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of the securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the securities.  References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “securities” refers to the Buffer Absolute Return Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Risk Factors” beginning on page PS-6 of this pricing supplement and “West Texas Intermediate Light Sweet Crude Oil Futures Contracts” beginning on page PS-14 of this pricing supplement.

The securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 71.50% of your initial investment.

♦	You can tolerate a loss of up to 71.50% of your initial investment and are willing to make an investment that may have downside market risk similar to a hypothetical investment in the underlying commodity, subject to the buffer at maturity.

♦	You believe that the price of the underlying commodity will increase over the term of the securities or that the underlying commodity will depreciate over the term of the securities but the final commodity price will be greater than or equal to the downside threshold.

♦	You understand and accept that your potential positive return from the contingent absolute return feature is limited by the downside threshold.

♦	You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying commodity.

♦	You do not seek current income from your investment.

♦	You understand and accept the risks associated with the underlying commodity.

♦	You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 71.50% of your initial investment.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate the loss of up to 71.50% of your initial investment, or you are not willing to make an investment that may have downside market risk similar to a hypothetical investment in the underlying commodity, subject to the buffer at maturity.

♦	You believe that the price of the underlying commodity will decrease over the term of the securities and is likely to close below the downside threshold on the final valuation date.

♦	You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying commodity.

♦	You seek current income from this investment.

♦	You do not understand or accept the risks associated with the underlying commodity.

♦	You are unwilling or unable to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 18 months
Strike date	March 19, 2024
Trade date[1]	March 21, 2024
Settlement date[1]	March 26, 2024
Final valuation date[1,2]	September 17, 2025
Maturity date[1]	September 22, 2025
Underlying commodity	West Texas Intermediate (“WTI”) light sweet crude oil futures contracts (Ticker: CL1)
Downside threshold	71.50% of the initial commodity price, as set forth on the cover hereof
Buffer	28.50%
Contingent absolute return	The absolute value of the commodity return. For example, if the commodity return is -5.00%, the contingent absolute return is 5.00%.
Payment at maturity (per $10.00 stated principal amount of securities)

If the final commodity price is greater than the initial commodity price, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the commodity return, calculated as follows:

$10.00 + ($10.00 × commodity return)

If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity per $10.00 stated principal amount of securities equal to:

$10.00 + ($10.00 × contingent absolute return)

If the final commodity price is less than the downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity per $10.00 stated principal amount of securities that is less than the stated principal amount, resulting in a loss that is proportionate to the percentage decline in the price of the underlying commodity in excess of the buffer, calculated as follows:

$10.00 + [$10.00 × (commodity return + buffer)]

In this scenario, the contingent absolute return will not apply, you will be exposed to the negative commodity return in excess of the buffer and you will lose up to 71.50% of the stated principal amount in an amount proportionate to the percentage decline in the underlying commodity in excess of the buffer.

1  In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the securities remains the same.

2  Subject to postponement as described under “Additional Terms of the Securities—Postponement of the Final Valuation Date; Postponement of the Maturity Date” in this pricing supplement.

Commodity return	final commodity price – initial commodity price initial commodity price
Initial commodity price	The commodity price of the underlying commodity on the strike date, as set forth on the cover hereof
Final commodity price	The commodity price of the underlying commodity on the final valuation date
Commodity price	Except as otherwise specified under “Additional Terms of the Securities—Postponement of the Final Valuation Date; Postponement of the Maturity Date” or “—Discontinuation of Trading of the Underlying Commodity on the Relevant Exchange; Alternative Method of Calculation” below, the “commodity price” for the underlying commodity on any day means the settlement price per metric barrel of deliverable grade WTI light sweet crude oil on the NYMEX for the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 71.50% OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date:	The initial commodity price is observed and the downside threshold is determined.

Maturity date:

The final commodity price is determined on the final valuation date and the commodity return is calculated.

If the final commodity price is greater than the initial commodity price, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the commodity return, calculated as follows:

$10.00 + ($10.00 × commodity return)

If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity per $10.00 stated principal amount of securities equal to:

$10.00 + ($10.00 × contingent absolute return)

If the final commodity price is less than the downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity per $10.00 stated principal amount of securities that is less than the stated principal amount, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying commodity in excess of the buffer, calculated as follows:

$10.00 + [$10.00 × (commodity return + buffer)]

In this scenario, the contingent absolute return will not apply, you will be exposed to the negative commodity return in excess of the buffer and you will lose up to 71.50% of the stated principal amount in an amount proportionate to the percentage decline in the underlying commodity in excess of the buffer.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying commodity.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose up to 71.50% of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the underlying commodity and will depend on whether, and the extent to which, the commodity return is positive or negative. If the final commodity price is less than the downside threshold, you will lose 1% of the stated principal amount of the securities for every 1% by which the price of the underlying commodity has declined beyond the buffer of 28.50%. Accordingly, you may lose up to 71.50% of the stated principal amount.

♦	The initial commodity price, set on the strike date, may be higher than the commodity price of the underlying commodity on the trade date — If the commodity price of the underlying commodity on the trade date is less than the initial commodity price set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial commodity price of the underlying commodity set on the trade date.

♦	The absolute return feature is contingent, and you will have downside exposure to the underlying commodity if the final commodity price is less than the downside threshold — If the final commodity price is less than the downside threshold, the contingent absolute return feature of the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the price of the underlying commodity declines in excess of the buffer. As a result, you may lose up to 71.50% of your investment in the securities. Further, the contingent absolute return applies only if you hold the securities to maturity. If you are able to sell the securities prior to maturity you may have to sell them for a loss even if the underlying commodity has not declined below the downside threshold.

♦	The potential for a positive return if the underlying commodity depreciates is limited — Any positive return on the securities if the underlying commodity depreciates will be limited by the downside threshold because, if the final commodity price is less than the initial commodity price on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you the stated principal amount plus the contingent absolute return at maturity only if the final commodity price is greater than or equal to the downside threshold. You will not receive a contingent absolute return and will lose up to 71.50% of your investment if the final commodity price is less than the downside threshold.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	Your payment at maturity depends on the commodity price of the underlying commodity on a single day — Because your payment at maturity depends on the commodity price of the underlying commodity solely on the final valuation date, you are subject to the risk that the commodity price of the underlying commodity on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying commodity that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of commodity prices of the underlying commodity, you might have achieved better returns.

♦	The probability that the underlying commodity will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying commodity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying commodity. In general, the greater the volatility of the underlying commodity, the greater the probability that the underlying commodity will experience a large decline over the term of the securities and fall below the downside threshold on the final valuation date. The underlying commodity has historically experienced significant volatility. As a result, there is a significant risk that the underlying commodity will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the underlying commodity as of the trade date. If expectations about the volatility of the underlying commodity change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying commodity proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness.

Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying commodity and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying commodity, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

♦	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment — See “Additional Terms of the Securities—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the underlying commodity market and/or commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your securities. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity.  For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount.  That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early redemption valuation date, you might have achieved a significantly better return.

♦	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption — The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner.  The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities.  Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

♦	The securities provide exposure to WTI light sweet crude oil futures and not direct exposure to crude oil — The price of a crude oil futures contract reflects the expected value of crude oil upon delivery in the future, whereas the spot price of crude oil reflects the immediate delivery value of crude oil. A variety of factors can lead to a disparity between the expected future price of crude oil and the spot price at a given point in time, such as the cost of storing crude oil for the term of the futures contract, interest charges incurred to finance the purchase of crude oil and expectations concerning supply and demand for crude oil. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears).  As a result, the commodity price of the underlying commodity on the final valuation date will be influenced in part by how much time remains to expiration of the WTI light sweet crude oil futures on the final valuation date. Had the final valuation date occurred with a different length of time remaining to expiration of the WTI light sweet crude oil futures, your return on the securities might have been more favorable.

♦	Investments linked to commodities are subject to sharp fluctuations in commodity prices — Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the commodity price of the underlying commodity and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the commodity price of the underlying commodity may be, and recently has been, highly volatile.

♦	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The securities are not linked to a diverse basket of commodities or a broad-based commodity index. Instead, the securities are linked to WTI light sweet crude oil futures contracts. The commodity price of the underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked solely to WTI light sweet crude oil futures contracts, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. The price of futures contracts on WTI light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Information about West Texas Intermediate Light Sweet Crude Oil Futures Contracts—Historical Commodity Prices” in this pricing supplement.

♦	The market price of WTI light sweet crude oil futures contracts may change unpredictably and affect the value of the securities in unforeseen ways — The price of WTI light sweet crude oil futures contracts is primarily affected by the demand for and supply of WTI light sweet crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI light sweet crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally. In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion of your initial investment in the securities. See “Information About the Underlying Commodity” in this pricing supplement.

♦	Changes in exchange methodology may affect the value of your securities — The commodity price of the underlying commodity will be determined by reference to the price determined by NYMEX. NYMEX may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the commodity price of the underlying commodity and, in turn, your investment in the securities.

♦	Legal and regulatory changes could adversely affect the return on and value of your securities — Futures contracts related to WTI light sweet crude oil are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchange on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, commodity futures exchanges have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of futures contracts on WTI light sweet crude oil.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps.  These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for futures contracts on WTI light sweet crude oil, which may, in turn, have an adverse effect on your payment at maturity.  Market participants may decide, or be required, to sell their positions in futures contracts on WTI light sweet crude oil as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of futures contracts on WTI light sweet crude oil and therefore, the value of the securities.

♦	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission — The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell the underlying commodity for the benefit of the holders of securities. An investment in the securities does not constitute an investment in a commodity or commodity futures contract, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

♦	Investing in the securities is not equivalent to investing in WTI light sweet crude oil futures contracts — The return on the securities will not reflect the return you would realize if you actually owned WTI light sweet crude oil futures contracts. You will not have any entitlement to crude oil by virtue of your investment in the securities.

♦	Distortions or disruptions of market trading in WTI light sweet crude oil futures contracts could adversely affect the value of and return on the securities — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the commodity price of the underlying commodity and, therefore, the value of and return on the securities. In addition, if the scheduled final valuation date is not a scheduled trading day or is a disrupted day, the final valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If the final valuation date is a disrupted day and it is not postponed, the calculation agent will determine the commodity price of the underlying commodity on the final valuation date in its discretion. The calculation agent’s determination of the commodity price in this circumstance may result in an unfavorable return on the securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the price of the underlying commodity and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying commodity and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying commodity to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the derivative markets may impair the value of the securities — We expect to hedge our exposure under the securities through CGMI or other of our affiliates, who will likely enter into derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying commodity and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying commodity on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the underlying commodity and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying commodity. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events or the discontinuance of the underlying commodity, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether the scheduled final valuation date is a disrupted day or whether a commodity hedging disruption event has occurred;

♦	if the scheduled final valuation date is a disrupted day, determining whether to postpone the scheduled final valuation date;

♦	if the scheduled final valuation date is a disrupted day and it is not postponed, determining the commodity price on that day;

♦	if a commodity hedging disruption event occurs, determining the early redemption amount;

♦	if the relevant exchange discontinues trading in the underlying commodity, selecting a successor commodity price, successor relevant exchange or successor underlying commodity, as applicable; and

♦	if the relevant exchange discontinues trading in the underlying commodity or if the method of calculating the commodity price is changed in a material respect, determining the commodity price on the final valuation date.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, as discussed below, there is a substantial risk that the IRS could seek to treat the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical commodity returns.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the underlying commodity from -100.00% to +100.00% and assume a hypothetical initial commodity price of $100.00, a hypothetical downside threshold of $71.50 (71.50% of the initial commodity price) and a buffer of 28.50%. The actual initial commodity price and downside threshold are listed on the cover page of this pricing supplement.  The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities.  The actual payment at maturity will be determined based on the final commodity price on the final valuation date.  You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Commodity Price	Commodity Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$200.00	100.00%	$20.000	100.00%
$190.00	90.00%	$19.000	90.00%
$180.00	80.00%	$18.000	80.00%
$170.00	70.00%	$17.000	70.00%
$160.00	60.00%	$16.000	60.00%
$150.00	50.00%	$15.000	50.00%
$140.00	40.00%	$14.000	40.00%
$130.00	30.00%	$13.000	30.00%
$120.00	20.00%	$12.000	20.00%
$110.00	10.00%	$11.000	10.00%
$100.00	0.00%	$10.000	0.00%
$90.00	-10.00%	$11.000	10.00%
$80.00	-20.00%	$12.000	20.00%
$71.50	-28.50%	$12.850	28.50%
$71.49	-28.51%	$9.999	-0.01%
$70.00	-30.00%	$9.850	-1.50%
$60.00	-40.00%	$8.850	-11.50%

$50.00	-50.00%	$7.850	-21.50%
$40.00	-60.00%	$6.850	-31.50%
$30.00	-70.00%	$5.850	-41.50%
$20.00	-80.00%	$4.850	-51.50%
$10.00	-90.00%	$3.850	-61.50%
$0.00	-100.00%	$2.850	-71.50%

1 The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final commodity price is $110.00, which is greater than the initial commodity price, resulting in a commodity return of 10.00%. Because the final commodity price is greater than the initial commodity price and the commodity return is 10.00%, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $11.00 per $10.00 stated principal amount of securities (a total return at maturity of 10.00%*), calculated as follows:

$10.00 + ($10.00 × commodity return)

$10.00 + ($10.00 × 10.00%) = $11.00

Example 2 — The final commodity price is $90.00, which is less than the initial commodity price but greater than the downside threshold, resulting in a commodity return of -10.00%.  Because the final commodity price is less than the initial commodity price but greater than the downside threshold, the contingent absolute return would apply and Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $11.00 per $10.00 stated principal amount of securities (a total return at maturity of 10.00%*), calculated as follows:

$10.00 + ($10.00 × contingent absolute return)

$10.00 + ($10.00 × 10.00%) = $11.00

Example 3 — The final commodity price is $40.00, which is less than both the initial commodity price and the downside threshold, resulting in a commodity return of -60.00%. Because the final commodity price is less than the downside threshold, the contingent absolute return would not apply and Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $6.85 per $10.00 stated principal amount of securities (a total return at maturity of -31.50%*), calculated as follows:

$10.00 + [$10.00 × (commodity return + buffer)]

$10.00 + [$10.00 × (-60.00% + 28.50%)]

$10.00 + [$10.00 × -31.50%] = $6.85

If the final commodity price is less than the downside threshold, the contingent absolute return will not apply and you will be exposed to the negative commodity return in excess of the buffer, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying commodity in excess of the buffer. Under these circumstances, you will lose up to 71.50% of the stated principal amount at maturity. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

West Texas Intermediate Light Sweet Crude Oil Futures Contracts

WTI light sweet crude oil futures contracts trade on the NYMEX.  The commodity price of WTI light sweet crude oil futures contracts on any day is the settlement price per metric barrel of deliverable grade WTI light sweet crude oil on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.

A WTI light sweet crude oil futures contract traded on the NYMEX is an agreement to buy or sell 1,000 barrels of light sweet crude oil (as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract.  At any given time, the NYMEX lists light sweet crude oil futures contracts with expiration months occurring in each month over the next ten years (and less frequently thereafter).

The NYMEX determines an official settlement price for NYMEX light sweet crude oil futures contracts on each trading day as of 2:30 p.m., New York City time.  The daily settlement price of the nearest-to-expiration NYMEX light sweet crude oil futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:28:00 and 2:30:00 p.m., New York City time.  The daily settlement price of the next expiring NYMEX light sweet crude oil futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:28:00 and 2:30:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—The market price of WTI light sweet crude oil futures may change unpredictably and affect the value of the securities in unforeseen ways.”

The graph below illustrates the performance of WTI light sweet crude oil futures contracts from January 2, 2014 to March 19, 2024.  The commodity price of WTI light sweet crude oil futures contracts on March 19, 2024 was $83.47.  We obtained the commodity prices of WTI light sweet crude oil futures contracts from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical commodity prices of WTI light sweet crude oil futures contracts should not be taken as an indication of future performance and no assurance can be given as to the final commodity price or any future commodity price of WTI light sweet crude oil futures contracts. We cannot give you assurance that the performance of WTI light sweet crude oil futures contracts will result in a positive return on your initial investment and you could lose up to 71.50% of the stated principal amount at maturity.

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

Postponement of the Final Valuation Date; Postponement of the Maturity Date

If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding day that is a scheduled trading day. In addition, if the scheduled final valuation date is not a trading day or a market disruption event occurs or is continuing on the scheduled final valuation date (such scheduled final valuation date, a “disrupted day”), the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding trading day that is not a disrupted day. However, in no event will the scheduled final valuation date be postponed more than five trading days after the originally scheduled final valuation date as a result of a disrupted day occurring on the scheduled final valuation date. If the final valuation date is a disrupted day and the final valuation date is not postponed, then the commodity price of the underlying commodity on the final valuation date will be the calculation agent’s good faith estimate of the commodity price on the final valuation date that would have prevailed but for the final valuation date being a disrupted day.

If the final valuation date is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed.  If the scheduled maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date.  No interest will be payable as a result of the delay in payment.

A “scheduled trading day” means a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

The “relevant exchange” means the NYMEX or, if there is a successor commodity futures contract to the futures contract underlying the securities, the primary exchange or market of trading for the successor commodity futures contract.

A “market disruption event” means, as determined by the calculation agent:

♦	any material suspension, absence or limitation of trading in the underlying commodity on the relevant exchange;

♦	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, the underlying commodity;

♦	the commodity price is a “limit price,” meaning that the commodity price for a day has increased or decreased from the previous day’s commodity price by the maximum amount permitted under the rules of the relevant exchange; or

♦	a failure by the relevant exchange or other price source to announce or publish the commodity price.

Commodity Hedging Disruption Event

If, on any day during the term of the securities up to but excluding the final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date.  A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments, taking into account the commodity hedging disruption event that has occurred.  In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable.  The early redemption amount may result in a significant loss on your securities.  See “Risk Factors--If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if the scheduled final valuation date is a disrupted day, determining whether to postpone the final valuation date; (iii) if the final valuation date is a disrupted day and the final valuation date is not postponed, determining the commodity price on that day; (iv) if a commodity hedging disruption event occurs, determining the early redemption amount; and (v) if trading in the underlying commodity is discontinued on the relevant exchange, determining a successor relevant exchange or a successor commodity futures contract (as defined below). In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Discontinuation of Trading of the Underlying Commodity on the Relevant Exchange; Alternative Method of Calculation

If the relevant exchange discontinues trading in the underlying commodity, the calculation agent may, in its sole discretion, replace the underlying commodity with another futures contract that references WTI light sweet crude oil and that the calculation agent, in its sole discretion, determines to be substantially similar to the discontinued underlying commodity (such replacement futures contract will be referred to herein as a “successor commodity futures contract”), and the commodity price on the final valuation date will be determined by reference to the official settlement price of the successor commodity futures contract on the relevant exchange for the successor commodity futures contract on that day.  In such event, the calculation agent will make such adjustments to any price of the successor commodity futures contract used for purposes of the securities as it determines are appropriate in the circumstances.  Upon any selection by the calculation agent of a successor commodity futures contract, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If the relevant exchange discontinues trading in the underlying commodity prior to, and that discontinuation is continuing on, the final valuation date, and the calculation agent determines, in its sole discretion, that no successor commodity futures contract is available at that time, or if the calculation agent has previously selected a successor commodity futures contract and trading in the successor commodity futures contract is discontinued prior to, and that discontinuation is continuing on, the final valuation date, then the calculation agent will determine the commodity price of the underlying commodity or successor commodity futures contract, as applicable, for that date in its sole discretion.

Notwithstanding these alternative arrangements, discontinuation of trading of the underlying commodity on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the official settlement price of the underlying commodity or successor commodity futures contract, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that the settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity or the successor commodity futures contract, as applicable, the calculation agent will, at the close of business in New York City on each day on which the commodity price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the underlying commodity or successor commodity futures contract, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the final valuation date were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the securities will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the securities.  The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

NYMEX Notice

In reference to futures contracts on WTI light sweet crude oil, the securities are not sponsored, endorsed, sold or promoted by NYMEX.  NYMEX makes no representation or warranty, express or implied, to the purchasers of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of NYMEX commodity futures prices to track general commodity market performance.  NYMEX has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the securities.  NYMEX has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the securities into consideration in determining, composing or calculating any NYMEX commodity futures commodity price.  NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the securities.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the securities, or (ii) the NYMEX commodity futures prices used in computing the return on the securities. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the securities, or any other person or entity from the use of the securities, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the securities and is not liable for any error or omission in any price used in connection with the securities. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

United States Federal Tax Considerations

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

♦	a financial institution;

♦	a “regulated investment company”;

♦	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

♦	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

♦	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

♦	a person subject to special tax accounting rules under Section 451(b) of the Code;

♦	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

♦	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat a security as a prepaid forward contract for U.S. federal income tax purposes.  However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities.  For example, the IRS could treat the securities as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of accounting for U.S. federal income tax purposes, in each year that you held the securities, you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities (whether or not we are required to make any payment with respect to the securities). In addition, any gain you realize on a sale, exchange or retirement of the securities would be treated as ordinary income. A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds.

If you are a Non-U.S. Holder, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, the treatment of the securities after such an event could differ from their prior treatment.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. Unless otherwise stated, the following discussion is based on the treatment of the securities for U.S. federal income tax purposes as prepaid forward contracts. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities. In particular, due to the terms of the securities, there is a substantial risk that the IRS could seek to treat the securities as debt instruments for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

♦	a citizen or individual resident of the United States;

♦	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity

You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities

Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

♦	an individual who is classified as a nonresident alien;

♦	a foreign corporation; or

♦	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Taxable Disposition of the Securities

Subject to the discussions below regarding backup withholding and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a taxable disposition of a security.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Supplemental Plan of Distribution

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 (the “GSAA”) among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI and UBS, govern the sale and purchase of the securities. CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.15 for each security sold in this offering.  UBS, as agent for sales of the securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities sold in this offering for $9.85 per security.  UBS proposes to offer the securities to the public at a price of $10.00 per security.  UBS will receive an underwriting discount of $0.15 per security for each security it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

The securities will not be listed on any securities exchange.

In order to hedge its obligations under the securities, Citigroup Global Markets Holdings Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Estimated Value of the Securities on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe for the securities.

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe for the securities.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

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